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                                                                    EXHIBIT 23.5


                     CONSENT OF A. G. EDWARDS & SONS, INC.

We hereby consent to the inclusion in this Registration Statement on From S-4 of Patina Oil & Gas Corporation ("Patina"), relating to the redemption, reclassification and exchange of Depositary Shares representing interests in the $12.00 Convertible Preferred Stock of Gerrity Oil & Gas Corporation for shares of 7 1/8% Convertible Preferred Stock of Patina, of our opinion letter appearing as Annex B to the Information Statement/Prospectus which is included in the Registration Statement and to the references to our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        A. G. EDWARDS & SONS, INC.

St. Louis, Missouri
September 12, 1996                      By: /s/ A. G. Edwards & Sons, Inc.
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